Exhibit 99.4

August 24, 2018

NextDecade Agrees to Sell Convertible Preferred Stock

to Funds Managed by BlackRock

THE WOODLANDS, Texas, USA (August 24, 2018) -- NextDecade Corporation (“NextDecade” or the “Company”) (NASDAQ: NEXT) announced today that it has agreed to sell Series B Convertible Preferred Stock to funds managed by BlackRock.

The investment by funds managed by BlackRock further strengthens NextDecade’s capital position as it continues development of its Rio Grande LNG terminal facility and associated pipelines in South Texas. NextDecade is a liquefied natural gas development company focused on LNG export projects and associated pipelines in Texas, including the Rio Grande LNG export facility in Brownsville, Texas.

“We are honored to welcome funds managed by BlackRock as equity investors in our company,” said Matt Schatzman, President and Chief Executive Officer of NextDecade. “BlackRock is a recognized leader in energy infrastructure development, and brings a  world-class perspective on the major role that LNG plays in large and rapidly growing markets across the globe.”

“NextDecade’s Rio Grande LNG project is well positioned to capitalize on competitive advantages related to its proximity to abundant, associated natural gas reserves in the Permian Basin and Eagle Ford Shale,” said Pat Eilers, a  Managing Director with BlackRock’s Infrastructure team. “Our clients are increasingly interested in the investment opportunities resulting from the ongoing global energy transition, and we are excited to invest in one of the leading companies in the second wave of U.S. LNG development on their behalf.”

NextDecade and certain funds managed by BlackRock entered into a Series B Convertible Preferred Stock Purchase Agreement, which has been approved by NextDecade’s board of directors. The Company will hold a  special meeting of stockholders in September 2018 to consider the issuance of Series B Convertible Preferred Stock pursuant to the Series B Stock Purchase Agreement.

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About NextDecade Corporation

NextDecade is an LNG development company focused on LNG export projects and associated pipelines in Texas. NextDecade intends to develop a portfolio of LNG projects, including the 27 mtpa Rio Grande LNG export facility in Brownsville, Texas and the 4.5 Bcf/d Rio Bravo Pipeline that would transport natural gas from the Agua Dulce area to Rio Grande LNG.  NextDecade’s common stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” NextDecade is headquartered in The Woodlands, Texas.

Located at the Port of Brownsville in South Texas, NextDecade’s Rio Grande LNG project is expected to be a leader among second wave U.S. LNG projects. NextDecade believes its customers and shareholders will benefit from the project’s experienced leadership, proven approach, and optimal location. NextDecade’s technology selections are expected to foster operational reliability and afford NextDecade’s customers access to reliable, low-cost, abundant natural gas from the Permian Basin, Eagle Ford Shale, and other basins.

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of June 30, 2018, the firm managed approximately $6.3 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including, in particular, statements about the Company’s private placement of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The words “believe”, “expect”, “intend”, “plan”, “potential”, and similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of the Company and its subsidiaries. These statements have been based on the Company’s current assumptions, expectations, and projections about future events and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about the Company’s Rio Grande LNG and Rio Bravo pipeline projects and other matters discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and other subsequent reports filed with the Securities and Exchange Commission, all of which are incorporated herein by reference.

Any development of the projects remain contingent upon completing required commercial agreements; acquiring all necessary permits and approvals; securing all financing commitments and potential tax incentives; achieving other customary conditions; and making a final investment decision to proceed.  The forward-looking statements in this press release speak as of the date of this release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.  The Company may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.

For further information:

Investors: Patrick Hughes | + 1 (832) 209 8131 | phughes@next-decade.com

Media: Ashley Helmer | + 1 (281) 249 5453 | ahelmer@next-decade.com